Exhibit 5.1

October 10, 2017

Adverum Biotechnologies, Inc.

1035 O’Brien Dr.

Menlo Park, CA 94025

Re:	Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Adverum Biotechnologies, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 600,000 shares of the Company’s Common Stock, $0.0001 par value per share, pursuant to the Company’s 2017 Inducement Plan (the “2017 Plan”), (ii) 213,000 shares of the Company’s Common Stock issuable pursuant to a stock option agreement between the Company and Athena Countouriotis, M.D., which was entered into on June 19, 2017 and (iii) 92,000 shares of the Company’s Common Stock issuable pursuant to a stock option agreement between the Company and Linda Neuman, M.D., which was entered into on October 2, 2017 ((ii) and (iii), together, the “Inducement Award Agreements”). The shares being registered pursuant to the Registration Statement are collectively referred to herein as the “Shares.”

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Bylaws, as currently in effect, the 2017 Plan, the Inducement Award Agreements and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2017 Plan or the Inducement Award Agreements, as applicable, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Kenneth L. Guernsey
Kenneth L. Guernsey